Exhibit 5.1

Our ref	SQG/794866-000002/85917979v2

YIMUTIAN INC.

Suite #4-210

Governors Square

23 Lime Tree Bay Avenue

PO Box 32311, Grand Cayman

KY1-1209, Cayman Islands

2 March 2026

Dear Sir or Madam

YIMUTIAN INC.

We have acted as Cayman Islands legal advisers to YIMUTIAN INC. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date, relating to offer and sale by the selling shareholder named in the Registration Statement (the “Selling Shareholder”) of up to 42,307,692 American depositary shares (the “ADSs”), representing up to 1,057,692,300 class A ordinary shares of a par value of US$0.00001 each (the “Shares”) issuable upon the conversion or otherwise pursuant to the terms of up to an aggregate principal amount of US$10,000,000 of senior convertible promissory notes (the “Notes”). Each ADS represents 25 Shares.

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

1.1	The certificate of incorporation of the Company dated 29 January 2014 issued by the Registrar of Companies in the Cayman Islands.

1.2	The Thirteenth Amended and Restated Memorandum and Articles of Association of the Company adopted by a special resolution passed on 12 May 2025 and effective immediately prior to the completion of the initial public offering of the ADSs representing the Shares (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 3 December 2025 (the “Board Resolutions”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 4 February 2026 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below. Specifically, we have made no independent investigation of laws of the State of New York.

2.4	The issuance of the Shares will be of commercial benefit to the Company.

2.5	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares or the ADSs.

2.6	The Company will receive money or money’s worth in consideration for the issuance of the Shares, and none of the Shares will be issued for less than their par value.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$200,000 divided into 20,000,000,000 shares of a par value of US$0.00001 each, comprising (i) 16,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 800,000,000 Class B ordinary shares of a par value of US$0.00001 each, and (iii) 3,200,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3	The issuance and allotment of the Shares to be issued upon the conversion of or otherwise pursuant to the terms of the Notes, have been duly authorised and when allotted, issued and paid for pursuant to the terms of the Notes and as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation – Cayman Islands Taxation” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate

2 March 2026

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road, Wanchai
Hong Kong

Dear Sir or Madam

YIMUTIAN INC. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Board Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company (the “Directors”) in any way.

4	The authorised share capital of the Company is US$200,000 divided into 20,000,000,000 shares of a par value of US$0.00001 each, comprising (i) 16,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 800,000,000 Class B ordinary shares of a par value of US$0.00001 each, and (iii) 3,200,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

5	The directors of the Company at the date of the Board Resolutions and the date of this certificate were and are as follows:

Jinhong Deng

Min Liu

Shijie Chen

Zhijia Liu

Mi Zhou

Yu Zhang

Xinghong Hua

Xiaowei Wang

Junchen Sun

6	You have been provided with complete and accurate copies of all minutes of meetings or written resolutions or consents of the Shareholders and directors (or any committee thereof) of the Company (which were duly convened, passed and/or (as the case may be) signed and delivered in accordance with the Memorandum and Articles) and the certificate of incorporation, Memorandum and Articles (as adopted on incorporation and as subsequently amended) and statutory registers of the Company.

7	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

8	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the BOT Act.

9	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company’s property or assets.

10	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

[Signature page to follow]

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Shijie Chen
Name:	Shijie Chen
Title:	Director

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